UNITED STATES
                        SECURITIES AND EXCHANGE COMMISION
                             WASHINGTON, D.C. 20549
                                    ----------

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number: 1-14990
                                                                         -------



                         Getty Petroleum Marketing Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                              125 Jericho Turnpike
                             Jericho, New York 11753
                                 (516) 338-6000
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $0.01 Per Share
                    -----------------------------------------
                             (Title of each class of
                        securities covered by this Form)

                                      None
      --------------------------------------------------------------------
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) of 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a) (1) (i)      [X]                    Rule 12h-3(b) (1) (i)      [X]
Rule 12g-4(a) (1) (ii)     [ ]                    Rule 12h-3(b) (1) (ii)     [ ]
Rule 12g-4(a) (2) (i)      [ ]                    Rule 12h-3(b) (2) (i)      [ ]
Rule 12g-4(a) (2) (ii)     [ ]                    Rule 12h-3(b) (2) (ii)     [ ]
                                                  Rule 15d-6                 [ ]

     Approximate number of holders of record as of the certification or notice date:

                        Common Stock - 20,000,000 Shares

         Lukoil Americas Corporation is the sole holder of record of the securities listed above as of the date hereof.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Getty Petroleum Marketing Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           GETTY PETROLEUM MARKETING INC.


Date:  January 25, 2001             By:    /s/ Vincent J. DeLaurentis
                                           -------------------------------------
                                           Vincent J. DeLaurentis
                                           President and Chief Operating Officer